Exhibit 19.1

Emeren Group Ltd Insider Trading Policy

This Amended Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of Emeren Group Ltd (“Emeren Group” or the “Company”) consists of three sections: Section I provides an overview; Section II sets forth Emeren Group’s policies prohibiting insider trading; and Section III explains insider trading.

I SUMMARY

Emeren Group’s American Depositary Shares (the “ADSs”) representing its ordinary shares (the “Ordinary Shares”) are currently trading on the New York Stock Exchange (the “NYSE”). Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of Emeren Group as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

Emeren Group considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and Emeren Group. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from Emeren Group. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

This Statement applies to all officers, directors, employees, and consultants of Emeren Group and its subsidiaries and affiliated entities and extends to all activities within and outside an individual’s duties at Emeren Group. Every director, officer, employee, and appropriate third-party consultant must review this Statement, and execute and return the Certificate of Compliance attached hereto to the Company’s Compliance Officer, within seven (7) days after you receive this Statement.

Questions regarding the Statement should be directed to the Company’s Compliance Officer, at +86 13611778154 or Internalcontrol@emeren.com.

II POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that do not involve the sale of securities.

Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A.No Trading - No officer, director, employee, or consultant shall purchase or sell any type of security of the Company or enter into a binding security trading plan while in possession of material, non-public information relating to Emeren Group, its ADSs, or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material

Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the NYSE following such public disclosure.

The term “Trading Day” is defined as a day on which the NYSE is open for trading.

The NYSE’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no officer, director, employee, or consultant shall purchase or sell any Company security, without prior clearance by the Compliance Officer, during any period designated as a “limited trading period,” regardless of whether such officer, director, employee, or consultant possesses any Material Information. The Compliance Officer may declare limited trading periods at the times that he or she deems appropriate, and need not provide any reason for making a declaration.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs and the sale of Ordinary Shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee, or consultant shall purchase or sell any security of Emeren Group or enter into a binding security trading plan other than during the “Trading Window” as follows: the period in any fiscal quarter of Emeren Group commencing at the close of business on the second Trading Day following the date of Emeren Group’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 30, March 30, June 29 and September 29.

In other words,

(1)beginning on December 31 of each year, no officer, director, employee, or consultant shall purchase or sell any security of Emeren Group or enter into a binding security trading plan until the close of business on the second Trading Day following the date of Emeren Group’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2)beginning on March 31, June 30, and September 30 of each year, respectively, no officer, director, employee, or consultant shall purchase or sell any security of Emeren Group or enter into a binding security trading plan until the close of business on the second Trading Day following the date of Emeren Group’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If Emeren Group’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the NYSE closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all officers, directors, employees, and consultants should strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

The Compliance Officer, in deciding whether to grant approval, may consider the affirmative defenses contained in Rule 10b5- 1 under the Securities Exchange Act of 1934, as amended.

A.No Tipping - No officer, director, employee or consultant shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.

B.Confidentiality - No officer, director, employee or consultant shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

C.No Comment - No officer, director, employee or consultant shall discuss any internal matters or developments of Emeren Group with anyone outside of Emeren Group, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about Emeren Group or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the Compliance Officer.

D.Corrective Action - If any potential Material Information is inadvertently disclosed, any officer, director, employee or consultant should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

E Waiting Period Regarding Restrictions on Trading of Company Securities by Former Employees Who Had Been Granted the Option to Purchase the Shares of the Company (the “Shares”) – Former employees who had been granted the option to purchase the shares shall not purchase or sell any type of securities of the Company or enter into a binding security trading plan before certain waiting period (the “Waiting Period”) has elapsed. In particular:

(1)For employees who have terminated their employment relationship with the Company in any fiscal quarter of the year, the Waiting Period shall be from the employment termination date to the 2nd working day after the Company has made public disclosure of its financial results for this fiscal quarter in the following fiscal quarter. For example, the employee terminated the relationship with the Company on March 10, Emeren Group made public disclosure of its financial results for the 1st fiscal quarter on May 1 (pre-opg), and the Waiting Period ends on May 2 (inclusive).

(2)For employees who have terminated their employment relationship with the Company in the fourth fiscal quarter of the year, the Waiting Period shall be from the employment termination date to the 2nd working day after the Company has made public disclosure of its financial results for this year, if the quarterly report of the 1st quarter is made public earlier than the yearly report, the Waiting Period is needed to be end at the 2nd working day after the Company has made public disclosure of its financial results for this year.

(3)For employees who have terminated their employment relationship with the Company in the 1st fiscal quarter of the year, if the quarterly report of the 1st quarter is made public earlier than the yearly report, the Waiting Period ends at the 2nd working day after the Company has made public disclosure of its yearly financial results.

(4)From the next day of the end of the Waiting Period, former employees of the Company may purchase or sell any kind of securities of Emeren Group, or enter into a binding security trading plan, including selling the shares of Emeren Group obtained from the exercise of share options.

(5)At the time the employment relationship with the Company is terminated, if an employee has any share options that have not been exercised, then such employee shall exercise the share options within the Waiting Period and the 45 calendar days starting from (and including) the next day after the end of the Waiting Period; otherwise, such unexercised share options shall be forfeited. If the last day of this period falls on a non-trading day (including weekends, public holidays and days on which trading of the securities of the Company is suspended), then such period is extended to the next Trading Day after such 45th day.

III EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security.

“Securities” include not only stocks, American Depositary shares, bonds, notes and debentures, but also options, warrants and similar instruments.

“Purchase” and “sale” are defined broadly under the federal securities law.

“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.

“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security.

It is generally understood that insider trading includes the following:

●	Trading by insiders while in possession of material, non-public information;
●	Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

WHAT FACTS ARE MATERIAL?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

●	dividends;
●	corporate earnings or earnings forecasts;
●	changes in financial condition or asset value;
●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	significant new contracts or the loss of a significant contract;
●	significant new products or services;
●	significant marketing plans or changes in such plans;
●	capital investment plans or changes in such plans;
●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;
●	significant borrowings or financing;
●	defaults on borrowings;
●	new equity or debt offerings;
●	significant personnel changes;
●	changes in accounting methods and write-offs; and
●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

WHAT IS NON-PUBLIC?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.

WHO IS AN INSIDER?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Officers, directors, employees and consultants may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s, employee’s or consultant’s household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

TRADING BY PERSONS OTHER THAN INSIDERS

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”) and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

PENALTIES FOR ENGAGING IN INSIDER TRADING

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
●	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.